Exhibit 5.1

January 5, 2016

CIFC LLC
250 Park Avenue, 4th Floor

New York, New York 10177

Ladies and Gentlemen:

We have acted as counsel to CIFC LLC, a Delaware limited liability company (the “Company”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Post-Effective Amendment”) filed by the Company, as the successor issuer to CIFC Corp., pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), relating to up to 6,181,929 common shares representing limited liability interests (the “Shares”) in the Company that may be issued by the Company under the CIFC LLC Amended and Restated 2011 Share Option and Incentive Plan (the “Plan”).

We have examined the Post-Effective Amendment, the Certificate of Formation of the Company, the Amended and Restated Limited Liability Company Agreement of the Company, dated December 31, 2015, by and among the Company, CIFC Corp., a Delaware corporation, and each other Person, as defined therein, and the Plan, each of which has been filed with the Commission as an exhibit to the Post-Effective Amendment.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We do not express any opinion herein concerning any law other than the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP